                                                                    EXHIBIT 10.2


                     FOURTH AMENDED AND FULLY RESTATED LOAN
                     AND REVOLVING LINE OF CREDIT AGREEMENT

         THIS FOURTH AMENDED AND FULLY RESTATED LOAN AND REVOLVING LINE OF CREDIT AGREEMENT, dated as of June 19, 1998, ("Restated Agreement") by and between CHILDCARE NETWORK, INC., a Georgia corporation ("Borrower"), and SUNTRUST BANK, WEST GEORGIA, N.A., formerly, Trust Company Bank of Columbus, N.A., a national banking association ("Lender").


                                   WITNESSETH:

         WHEREAS, Borrower and Lender entered into a Term Loan and Revolving Line of Credit Agreement dated as of March 26, 1993 ("Agreement") which was modified by a Modification to Term Loan and Revolving Line of Credit Agreement dated as of May 6, 1994, further modified by the Second Modification to Term Loan and Revolving Line of Credit Agreement dated as of June 30, 1995, and further modified by Third Modification to Term Loan and Revolving Line of Credit Agreement dated as of June 26,1997 (the Agreement, as modified, being herein referred to as the "Modified Agreement");

         WHEREAS, Borrower has requested that Lender extend a revolving line of credit to Borrower in an aggregate principal amount not to exceed $13,000,000.00 ("1998 Revolving Line of Credit") at any one time outstanding; and a line of credit in the amount of $2,000,000.00 ("1998 Line of Credit") for Borrower's working capital needs and to finance acquisitions and refinance existing indebtedness owed by Borrower to Lender; and

         WHEREAS, Lender has agreed to extend the 1998 Revolving Line of Credit and the 1998 Line of Credit to Borrower upon the terms and conditions set forth and contained herein; and

         WHEREAS, Lender and Borrower have agreed to amend and restate the Agreement dated as of March 26, 1993 as amended by the First, Second and Third Amendments to the Agreement dated as of May 6, 1994, June 30, 1995 and June 26, 1997 respectively, (the Modified Agreement).

         NOW, THEREFORE, for and in consideration of the sum of $10.00 in hand paid by Lender to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree and contract that the Modified Agreement is hereby restated and amended in its entirely as follows:


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                                    ARTICLE I

                   AMOUNT, TERMS OF BORROWINGS AND COLLATERAL

         Section 1.1 - 1998 Line of Credit and 1998 Revolving Line of Credit. Subject to the terms and conditions set forth in this Restated Agreement, Lender agrees to lend Borrower the aggregate principal amount of $15,000,000.00 to be evidenced by (i) the 1998 Line of Credit Note in the principal amount of $2,000,000.00, a copy of which is hereto annexed as Exhibit "A" which shall have a maturity of two years from date and which may be extended for one year pursuant to the terms of said Note ("1998 LC Note"); and (ii) the 1998 Revolving Line of Credit Note in the amount of $13,000,000.00, a copy of which is hereto annexed as Exhibit "B" which will mature five years from the date hereof ("1998 RLC Note"). Provided, however, that the Lender's obligation to advance funds, and Borrower's ability to borrow and reborrow, under said 1998 Line of Credit and the 1998 Revolving Line of Credit is conditioned upon Borrower being in compliance with the terms of this Agreement and that no Event of Default exists under the terms hereof or under any other Loan Documents between Lender and Borrower. Notwithstanding anything to the contrary contained herein or in the 1998 LC Note or the 1998 RLC Note, the interest rate or index chosen by the Borrower shall always be the same for said Notes and Borrower's Obligations to the Bank. The proceeds from said Notes are to be used to finance working capital needs and to finance acquisitions and refinance existing indebtedness owed by Borrower to Lender.

         Section 1.2 - Collateral. The indebtedness evidenced by the 1998 LC Note, 1998 RLC Note and all Obligations of Borrower shall be secured by (i) the Borrower's furnishings, furniture, fixture, equipment, machinery, inventories, supplies and all other personal property of every kind and nature used in connection with Borrower's childcare centers or hereafter acquired by Borrower,
(ii) security title to and a security interest in all of Borrower's leasehold interests of leased property whether now existing or hereafter acquired on which is located Borrower's childcare centers and (iii) security title to and a security interest in all real estate owned by Borrower or hereafter acquired, all of which have been assigned or conveyed to the Lender pursuant to the Loan Documents, including, without limitation, those certain deeds to secure debt each from Borrower to the Lender: Deed to Secure Debt, Financing Statement and Security Agreement dated March 26, 1993, filed for record March 26, 1993 and recorded in Deed Book 3760, page 1 in the Office of the Clerk of the Superior Court of Muscogee County, Georgia; Deed to Secure Debt, Financing Statement and Security Agreement dated March 26, 1993, filed for record March 29, 1993 and recorded in Deed Book 2279, page 55 in the Office of the Clerk of the Superior Court of Bibb County, Georgia; Deed to Secure Debt, Financing Statement and Security Agreement dated March 26, 1993, filed for record March 26, 1993 and recorded in Deed Book 1015, page 337 in the Office of the Clerk of the Superior Court of Houston County, Georgia; Deed to Secure Debt, Financing Statement and Security Agreement dated March 26, 1993, filed for record March 29, 1993 and recorded in Deed Book 1592, page 596 in the Office of the Clerk of the Superior Court of Chatham County, Georgia; Deed to Secure Debt, Financing Statement and Security Agreement dated March 26, 1993, filed for record March 29, 1993 and


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recorded in Deed Book 414, page 2025 in the Office of the Clerk of the Superior
Court of Richmond County, Georgia; Deed to Secure Debt, Financing Statement and Security Agreement dated March 26, 1993, filed for record March 28, 1993 and recorded in Deed Book 971, page 113 in the Office of the Clerk of the Superior Court of Lowndes County, Georgia; Mortgage dated March 26, 1993, filed for record March 29, 1993 and recorded in Volume 1508, page 57 in the Office of the Clerk of Court, Aiken County, South Carolina; Deed to Secure Debt and Security Agreement dated June 30, 1995, filed for record July 21, 1995 and recorded in Deed Book 8987, page 297 in the Office of the Clerk of the Superior Court of Cobb County, Georgia; Deed to Secure Debt and Security Agreement dated June 30, 1995, filed for record July 5, 1997 and recorded in Deed Book 1510, page 415 in the Office of the Clerk of the Superior Court of Clarke County, Georgia; and the Security Agreement dated June 26, 1997.

         Section 1.3 Increased Costs. In the event that the introduction of, or any change in or in the interpretation of or application of any applicable law, treaty or governmental regulation, or the compliance by the Lender with any guideline, request or directive (whether or not having the force of law) from any central bank or other United States or foreign financial, monetary or other governmental authority, shall: (a) subject the Lender to any tax of any kind whatsoever with respect to this Restated Agreement, any Advance or any letter of Credit or change in the basis of taxation of payments to the Lender of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax in the overall net income of the Lender); (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by or committed to be extended by the lender (other than any change by way of imposition or increase of reserve requirements under Regulation D of the Board of Governors of the Federal Reserve System, in the case of LIBOR Advances included in the Reserve percentage); or
(c) impose on the Lender or on the London interbank market any other condition with respect to this Restated Agreement, the Obligations, or any LIBOR Advance thereunder, and the result of any of the foregoing to increase the cost to the Lender of making or committing to make, renewing or maintaining any LIBOR Advance or to reduce the amount of any payment (whether of principal, interest, or otherwise) in respect to any LIBOR advance, THEN, IN ANY CASE, Borrower shall promptly pay from time to time, upon demand of the Lender, such additional amounts as will compensate the Lender for such additional cost or such reduction, as the case may be. The Lender shall certify the amount of such additional cost or reduced amount to the Borrower, including a description of the calculation thereof in reasonable detail, and such certification shall be conclusive absent manifest error.

         Section 1.4 Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from any loss, cost or expense it may sustain or incur as a consequence of (a) the failure by Borrower to complete any LIBOR Advance after notice thereof has ben given to the Borrower by the lender or (b) the payment or prepayment of a LIBOR Advance on a day other than the last day of the Interest Period applicable thereto, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or deemed acquired by the Lender to fund such Advance when such Advance, as a result of such


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failure, is not made on such date. The Lender shall certify the amount of its loss or expense to the Borrower, and such certification shall be conclusive absent manifest error.


                                   ARTICLE II.

                     CONDITIONS TO LOAN CLOSING AND ADVANCES

         Section 2.1 - Conditions to Effective Date and Obligations of Lender. The obligation of Lender to advance, at any time, loan funds to Borrower under this Restated Agreement is subject to the strict satisfaction by Borrower of the following conditions (all such conditions hereinafter the "Conditions") and this Restated Agreement shall become effective on the first date such Conditions are so satisfied (the "Effective Date"). In the event Borrower at any time fails to meet the Conditions, Lender shall not have any obligation to advance loan funds to Borrower, but the terms of this Restated Agreement shall continue in full force and effect with respect to any prior or subsequent advance of loan funds made to Borrower hereunder.

                  (a) Opinion of Borrower's Counsel. If requested by Lender, Borrower shall have delivered to Lender a favorable written opinion from Counsel to Borrower, dated as of and delivered on the Effective Date, satisfactory to Lender, with respect to the matters set forth in Sections 3.1, 3.2, 3.5, 3.7 through 3.12, 3.15, 3.17, and 3.18 of this Restated Agreement.

                  (b) No Defaults; Certificate. Borrower shall be in full compliance with all the terms and conditions of this Restated Agreement, and no Default or Event of Default shall have occurred. The representations and warranties set forth in this Restated Agreement shall be true and correct in all material respects. Lender shall have received from Borrower a Certificate of Borrower, substantially in the form of Exhibit "D" attached hereto and incorporated herein, dated as of and delivered on the Effective Date, certifying that the representations and warranties set forth herein are accurate, true and correct in all material respects on and as of such date, and that the schedules and exhibits attached hereto are accurate, true and correct in all material respects on and as of such date, and that no Default or Event of Default exists. Borrower further certifies that it is in compliance and good standing with all regulatory bodies and agencies.

                  (c) Corporate Action and Authority; Incumbency Certificate, Corporate Documents. Borrower shall have delivered to Lender a copy of the resolutions passed by the Board of Directors of Borrower authorizing the execution and delivery of and the performance of the obligations under the Loan Documents and this Restated Agreement and a copy of the Bylaws of Borrower, certified by the duly elected, qualified and serving Secretary or Assistant Secretary of Borrower, on behalf of and under the seal of Borrower, to be true and correct. Borrower also shall have delivered to Lender (i)a certificate, dated as of and delivered on the Effective Date and signed on behalf of and under the seal of Borrower by the duly elected, qualified and serving Secretary or Assistant Secretary of Borrower, certifying the names of the officers of Borrower authorized to execute and


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
deliver the Loan Documents and this Restated Agreement and to request borrowings and Advances under this Restated Agreement, together with the original, not photocopied, signatures of such officers; (ii) certified copies of such organizational documents as may be required by Lender, including the by-laws of the Borrower; and (iii) certificates of good standing issued by the Offices of the Secretaries of each State in which Borrower is qualified to conduct business.

                  (d) Delivery of Notes. Borrower shall have executed and delivered to Lender the 1998 LC Note, the 1998 RLC Note and any other Loan Documents as may be required by Lender.

                  (e) Proceedings. The Loan Documents, upon their execution and delivery, and all corporate proceedings in connection with the authorization, execution and delivery of and the performance of the obligations under the Loan Documents, shall be satisfactory in form and substance to Lender.


         Section 2.2 - Conditions to Each Advance. At the time of the making by Lender of each Advance under the 1998 Revolving Line of Credit and 1998 Line of Credit(including the initial Advance) the following statements shall be true (and each of the giving by Borrower of a Notice of Borrowing in accordance with Section 1.3 hereof and the acceptance by Borrower of the proceeds of such Advance shall constitute a representation and warranty by Borrower that on the date of such Advance, before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

                  (i) The representations and warranties contained in Article III hereof are true and correct in all material respects on and as of the date of such Advance as though made on and as of such date, and

                  (ii) No Default or Event of Default exists or would result from such Advance or from the application of the proceeds therefrom.


                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

         Borrower represents, warrants and covenants to Lender that:

         Section 3.1 - Organization and Qualification. Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, with the power and authority (corporate and other) to own its properties and to carry on its business as now conducted, (ii) is qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required under applicable law, and (iii) has the


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power and authority (corporate and other) to execute, deliver and to perform its obligations under the Loan Documents and the Restated Agreement.

         Section 3.2 - Corporate Authority. The execution and delivery by Borrower of and the performance by Borrower of its obligations under the Loan Documents and the Restated Agreement are within Borrower's corporate powers, have been duly authorized by all requisite shareholder and corporate action on the part of Borrower and do not and will not (i) violate any provision of any law, rule or regulation, any judgement, order or ruling of any court or governmental agency, the organizational papers or Bylaws of Borrower, or any indenture, agreement or other instrument to which Borrower is a party or by which Borrower or any of its properties is bound, where any such violation would materially impair Borrower's ability to meet its obligations under the Loan Documents or (ii) be in conflict with, result in a breach of, or constitute with notice or lapse of time or both a default under any such indenture, agreement or other instrument.

         Section 3.3 - Financial Information. All financial information furnished by Borrower to Lender in connection with the transaction contemplated by this Restated Agreement is true and correct in all material respects and has been prepared in accordance with proper accounting principles consistently applied. Since the date of such financial information, there has been no material adverse change in the financial condition of Borrower, and, after due inquiry, there exists no material contingent liability or obligation assertable against Borrower that is not identified and disclosed to Lender in Exhibit "K" attached hereto and incorporated herein.

         Section 3.4 - Tax Returns; Payment. All federal, state and other tax returns and reports of Borrower required by law to be filed have been completed in full and have been duly filed and prepared in good faith with due diligence, and all taxes, assessments, fees, withholdings and other governmental charges or levies upon Borrower or its properties, assets and income which are shown on such returns and reports or which have been billed to Borrower have been paid, and Borrower maintains adequate reserves and accruals in respect of all such federal, state and other taxes, assessments, fees, withholdings and other governmental charges or levies for all fiscal periods. There are no unpaid assessments pending against Borrower for any taxes, fees, withholdings and other governmental charges or levies, and Borrower knows of no basis therefor. No federal, state or other tax return or report of Borrower filed or originally scheduled to have been filed during any fiscal year of Borrower since its incorporation currently is or previously has been the subject of a governmental investigation or audit.

         Section 3.5 - Litigation. There are no actions, suits, investigations or proceedings pending or overtly threatened against or affecting Borrower or its properties before any court, arbitrator or administrative or governmental body. Borrower currently is neither in default nor in violation of any applicable law, statute or ordinance, or of any order of any court which default or violation might have a material adverse impact on Borrower's assets, business, operations, prospects, or condition (financial or otherwise).

         Section 3.6 - No Defaults. No Default or Event of Default exists under this Agreement.


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
         Section 3.7 - Title to Properties. Borrower owns marketable fee simple title to all of the property and assets of Borrower including, without limitation, (i) on the Effective Date, all properties and assets (other than the Leased Real Property and vehicles), (ii) all properties and assets reflected in the most recently dated financial statements described in Section 4.1 (other than properties and assets disposed of in the ordinary course of business),
(iii) the Collateral, and (iv) the Real Property and other assets conveyed by the Deeds, and said property and assets are free from any Liens or other encumbrances securing indebtedness which arose through borrowings and from any other Liens except for those Liens specifically identified and disclosed to Lender in Exhibit "L" attached hereto and incorporated herein, or defects in title which are substantial in amount or which affect or impair the operations of the business of Borrower. Borrower enjoys full and undisturbed possession of the Leased Real Property and all personal properties held under leases to which it is a party, none of which contains any unusual or burdensome provision that might materially affect or impair the operation of such properties and assets. All leases are valid and in full force and effect. Borrower shall provide Lender, upon request, with true, correct and complete copies of all leases to which it is a party.

         Section 3.8 - Enforceability. This Restated Agreement, the 1998 RLC Note, the 1998 LC Note, and the other Loan Documents are legal, valid and binding agreements of Borrower enforceable against Borrower in accordance with their terms.

         Section 3.9 - Consent. No consent, permission, authorization, order or license of any governmental authority is necessary in connection with the execution, delivery, performance or enforcement of the Loan Documents or the Restated Agreement.

         Section 3.10 - ERISA.

         (a) Except as shown on Exhibit "M" attached hereto and incorporated herein, neither Borrower nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any Plan that is an ERISA Plan, and except as shown on Exhibit "M" hereto, Borrower does not maintain or contribute to, and has not maintained or contributed to, any Plan that is an Executive Arrangement.

         (b) Each Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws.

         (c) Borrower currently is not, nor will become, subject to any liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any tax, penalty or liability arising under Title I or Title IV or ERISA or Chapter 43 of the Code.

         (d) Borrower and each ERISA Affiliate has made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to


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be paid as expenses of each Plan. No Plan has an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA).

         Section 3.11 - Subsidiaries. Borrower has no Subsidiaries.

         Section 3.12 - Affiliates. Borrower has no Affiliates, other than the shareholders of record as of the date hereof.

         Section 3.13 - Indebtedness. Borrower has outstanding no indebtedness, other than indebtedness under this Agreement, the Subordinated Debt, trade indebtedness incurred in the ordinary course of business payable within 60 days of its incurrence and not evidenced by a promissory note, and indebtedness specifically identified and disclosed to Lender in Exhibit "N" attached hereto and incorporated herein. There exists no default under the provisions of any instrument evidencing such indebtedness or of any agreement relating thereto, or under any other contract or agreement to which Borrower is a party.

         Section 3.14 - Insurance. All property and assets owned by Borrower are insured for the benefit of Borrower and Lender in the amounts required by
Section 4.8 hereof.

         Section 3.15 - Conflicting Agreements or Other Matters. Borrower is not a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition or prospects. Neither the execution or delivery of this Agreement or the other Loan Documents, nor fulfillment of or compliance with the terms and provisions hereof and thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of Borrower pursuant to, the charter or Bylaws of Borrower, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which Borrower is subject. Borrower is not a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of Borrower, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of debt of Borrower of the type to be evidenced by the 1998 RLC Note and the 1998 LC Note.

         Section 3.16 - Pollution and Environmental Control. Borrower has obtained all permits, licenses and other authorizations which are required under, and is in compliance with, all federal, state, and local laws and regulations relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, including without limitation underground storage tanks, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes.


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
         Section 3.17 - Possession of Franchises, Licenses, Etc. Borrower possesses all franchises, certificates, licenses, permits, tags, decals and other authorizations from governmental or political subdivisions or regulatory authorities relating to the business of Borrower, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of its properties and assets, and Borrower is not in violation of any thereof.

         Section 3.18 - Disclosure. Neither this Restated Agreement nor any other document, certificate or statement furnished to Lender by or on behalf of Borrower in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to Borrower which materially adversely affects or in the future may (so far as Borrower can now foresee) materially adversely affect the business, property or assets, or financial condition of Borrower which has not been set forth in this Restated Agreement or in the other Loan Documents, or in certificates and statements furnished to Lender by or on behalf of Borrower prior to the date hereof in connection with the transactions contemplated hereby.


                                   ARTICLE IV.

                              AFFIRMATIVE COVENANTS

         So long as the 1998 RLC Note, 1998 LC Note or any Obligations of Borrower shall remain unpaid or Lender shall have any commitment hereunder, Borrower covenants and agrees that:

         Section 4.1 - Financial Statements. Borrower shall provide Lender with notice of any change in the dates of the fiscal year now employed for accounting and reporting purposes, and Borrower shall deliver to Lender:

         (a) Quarterly Statements. As soon as practicable and in any event within sixty (60) days after each Fiscal Quarter, a Compliance Certificate, an unaudited income and expense statement and balance sheet and statement of cash flows for Borrower certified as correct in all material respects and that the financial reports were prepared according to GAAP by the chief executive officer and chief financial officer of Borrower and that certain covenants have been met as may be specified by the Lender from time to time;

         (b) Annual Audited Statement. As soon as practicable and in any event within ninety-five (95) days after the end of each fiscal year, statements of income, retained earnings and cash flows of Borrower for the just-ended fiscal year, and a balance sheet of Borrower as of the end of such year, setting forth in each case in comparative form corresponding figures from the preceding fiscal year, all in reasonable detail and reasonably satisfactory in scope to Lender and accompanied by an unqualified opinion from the present independent certified public accountants of Borrower or by such other firm of independent certified public accountants as may be designated by Borrower and be satisfactory to Lender, which opinion shall state that such financial statements (i) fairly present the financial condition and the results of operations of Borrower, (ii) have been prepared in accordance with generally accepted accounting principles consistently applied, (iii) result from an examination by such accountants made in accordance with generally accepted auditing standards, including such tests of the accounting records and other auditing procedures as were considered necessary in the circumstances, and (iv) whether or not an Event of Default exists;

         (c) Compliance Certificate. Simultaneously with the delivery of the financial statements required under subsections (a) and (b) of this Section 4.1, a certificate from the chief executive officer of Borrower in the form of Exhibit "O" attached hereto and incorporated herein, stating that the financial statements are correct in all material respects and that they are aware of no Default or Event of Default, which certificate shall demonstrate in reasonable detail satisfactory to Lender the compliance of Borrower with Section 5.4 hereof;

         (d) Accountants' Reports. Promptly upon receipt thereof, copies of any report, excluding work papers, submitted to Borrower by independent accountants in connection with each annual, interim or special audit of the books of Borrower made by such accountants that substantiate or detail the figures reported in such audit and, promptly upon the occurrence thereof, notice of the resignation or discharge of any independent accountants now or hereafter employed by Borrower;

         (e) Shareholder Reports. Promptly upon the transmission thereof, copies of all financial statements, proxy statements, and other reports sent by Borrower to its Shareholders and copies of any and all regular or periodic reports, registration statements, prospectuses or other written communications that Borrower is or may be required to file with the Securities and Exchange Commission or any governmental department, bureau, commission or agency succeeding to the functions of the Securities and Exchange Commission;

         (f) Other Information. With reasonable promptness, such other financial information as Lender may reasonably request.

         Section 4.2 - Maintenance of Books and Inspection of Property and Records. Borrower shall maintain its books, accounts and records in accordance with generally accepted accounting principles and shall permit any Person designated in writing by Lender to visit and inspect any of its properties, corporate books and financial records, and make copies thereof and take extracts therefrom, and to discuss the accounts, affairs and finances of Borrower with the principal officers thereof, all at such times as Lender may reasonably request. Borrower shall maintain its properties, real and personal, including, without limitation, the Collateral, in good condition and Borrower shall not waste or otherwise permit such properties to deteriorate in value, normal wear and tear excepted.

         Section 4.3 - Taxes. Borrower shall pay and discharge all taxes, assessments, fees, withholdings and other governmental charges or levies imposed upon it, or upon its income and profits, or upon any property belonging to it, prior to the date the same shall become delinquent; provided, however, that Borrower shall not be required to pay and discharge any such tax, assessment, fee, withholding, charge or levy so long as the legality thereof shall be promptly and actively contested in good faith and by appropriate proceedings.

         Section 4.4 - Corporate Existence and Status. Borrower shall maintain its corporate existence and good standing in its state of incorporation and its qualification and good standing as a foreign corporation in all jurisdictions where such qualification is required under applicable law, and shall conduct its business in the manner in which it is now conducted subject only to changes in the ordinary course of business.

         Section 4.5 - Compliance with Law and other Agreements. Borrower shall conduct its business operations and obtain all necessary permits, and licenses in compliance with (i) all applicable federal, state and local laws, rules and regulations, and (ii) all agreements, indentures and mortgages to which it is a party or by which it or any of its properties is bound.

         Section 4.6 - Notice of Default. Borrower shall notify Lender of the occurrence of any Default or Event of Default, and Borrower shall notify Lender of any default under the Restated Agreement, any Loan Document, or under any other agreement or obligation with any Person, to which it is a party or by which it or any of its properties is bound, said notices to be given within five
(5) days of Borrower's obtaining knowledge of the occurrence of the Default, Event of Default or other default; provided, however, the failure of Borrower to give such notice shall not affect the right and power of Lender to exercise any or all of the remedies on default specified herein.

         Section 4.7 - Notice of Litigation. Borrower shall promptly notify Lender of any actions, suits or proceedings instituted by any Person against it claiming money damages in excess of $50,000 or which otherwise might have a material adverse impact on Borrower's assets, business, operations, prospects, or condition (financial or otherwise), said notice to be given within ten (10) days of the first notice to Borrower of the institution of such action, suit or proceeding and to specify the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit or proceeding, and any other significant features of the claim.

         Section 4.8 - Maintenance of Insurance. Borrower shall maintain liability and hazard insurance in the amount of $2,000,000.00 per location of the Leased Real Property and the Real Property and an umbrella insurance policy in the amount of $9,000,000.00 for the Leased Real Property and the Real Property, and shall furnish, upon Lender's request, an officer's certificate specifying the details of such insurance in effect. All policies of insurance shall name Lender, as an additional insured and loss payee and shall provide for thirty (30) days' prior written notice to Lender in the event of cancellation, change, alteration or modification. Borrower shall obtain such policies of insurance from a company or companies acceptable to Lender.

         Section 4.9 - ERISA. Borrower shall and shall cause each ERISA Affiliate to provide to Lender:

         (a) Promptly after the occurrence thereof with respect to any existing or hereafter adopted Plan, established thereunder, notice of (i) a "reportable event" described in Section 4043 of ERISA and the regulations issued from time to time thereunder or (ii) any other event which would subject Borrower or any ERISA Affiliate to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Code;

         (b) At the same time and in the same manner as such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternate payee, any notice required under Section 101(d), 302(f)(4), 303, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or under Section 412 of the Code with respect to any Plan; and

         (c) Upon the request of Lender, (I) true and complete copies of any and all documents, government reports and determination or opinion letters for any Plan, or (ii) a current statement of withdrawal liability for each Multiemployer Plan.

         Section 4.10 - Perfection of Security Interest. Borrower shall execute such documents and perform such acts as may be necessary, in the judgement of Lender, now or in the future to perfect or continue perfection of the security interest granted to Lender under the Loan Documents. Borrower shall convey to Lender a valid perfected first security interest in all assets that may be acquired by Borrower in connection with the purchase of additional child care facilities and Borrower shall execute all such documents as may be required by Lender to perfect all such security interests.

         Section 4.11 - Related Transactions. Borrower shall enter into contracts, agreements and transactions with and among Affiliates only if such contracts, agreements and transactions result from arm's-length negotiations and contain no preferential term or provision.

         Section 4.12 - Additional Collateral. On and after the effective date, any and all real property, leasehold interests in real property and all personal property of whatever kind and nature including, without limitation, equipment, machinery, furniture, inventory and accounts acquired by Borrower in connection with its acquisition and/or operation of childcare centers shall be subject to a first priority security interest (other than purchase money security interests) in favor of Lender, and Borrower shall execute or cause to be executed and deliver to Lender any security agreement, financing statement, deed to secure debt, assignment of rents and leases, lessor's estoppel certificate, certificate of title or other document deemed necessary and proper by Lender to perfect such security interest in Lender.

         Section 4.13 - Deposits. Borrower shall maintain its primary depository account with Lender.

         Section 4.15 - Environmental Compliance; Notification.

         (a) Compliance. Borrower shall comply with all applicable federal, state and local laws, rules, regulations and orders relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of pollutants, contaminants or hazardous or toxic materials or wastes.

         (b) Notification. Borrower shall immediately notify Lender in writing of (i) any notice received by Borrower with respect to any occurrence on any property owned or leased by Borrower involving the spill, release, leak, seepage or discharge of any pollutant, contaminant, or hazardous or toxic material or waste into the air, water or land, or (ii) any complaint, order or citation received by Borrower with respect to any such occurrence which might have a material adverse effect on the assets, business, operations, prospects or condition (financial or otherwise) of Borrower.

         Section 4.15 - Business. Borrower shall remain substantially in the business in which Borrower is engaged as of the date of this Restated Agreement.

         Section 4.16 - Ownership. The current ownership (shareholders) of the Borrower must maintain majority control of the Borrower.


                                   ARTICLE V.

                               NEGATIVE COVENANTS

         So long as the 1998 RLC Note, 1998 LC Note, or any Obligation shall remain unpaid or Lender shall have any commitment hereunder, Borrower covenants and agrees that, without the prior written consent of Lender:

         Section 5.1 - Debt. Borrower shall not create, incur, assume, or suffer to exist any indebtedness of any description whatsoever, including, without limitation, secured and unsecured borrowings, and deferred payment obligations, except (i) indebtedness incurred under this Restated Agreement, (ii) additional indebtedness, excluding capital lease obligations, not to exceed $100,000.00 in amount in any one fiscal year of Borrower, (iii) trade indebtedness incurred in the ordinary course of business payable within 60 days of its incurrence and not evidenced by a promissory note, (iv) the Subordinated Debt, (v) existing debt of the Borrower, (vi) additional debt borrowed from the lender; and (vii) Seller debt financing incurred in connection with acquisition of additional childcare facilities provided any such debt is subordinated to all obligations of Borrower to the Lender and such Seller debt financing does not create a breach of the financial covenants contained in the Restated Agreement, and, provided further, if such Seller debt financing is not subordinated to the indebtednesses owed by Borrower to the Lender, then such amount will be included in the Adjusted Funded Debt to proforma Cash Flow calculation to determine the level of borrowings available to Borrower.

         Section 5.2 - Loans, Investments and Contingent Liabilities. Borrower shall not (a) guarantee or become contingently liable for, in any manner, whether directly or indirectly, any obligations or indebtedness of any Person,
(b) make any future loans, advances or extensions of credit to any Person, including, without limitation, any shareholder, director, officer or employee of Borrower or (c) make any investments or purchases or acquire any stock, obligations or securities that are not issued by or guaranteed by the United States Government, or are of the following types: (i) commercial paper rated Prime-1 or better by Moody's Investors Services or "A-1" or better by Standard & Poor's Corporation; (ii) repurchase agreements secured by United States government securities; (iii) negotiable certificates of deposit or bankers acceptances issued by Lender or an affiliate of Lender, except that Borrower may engage in such activities described in (a), (b) and above to the extent that these activities do not exceed $100,000 in aggregate amount at any one time during the term of this Restated Agreement, including extensions and renewals hereof.

         Section 5.3 - Capital Expenditures and Acquisitions. Borrower shall not make or incur Capital Expenditures, including, without limitation, any capital lease obligations, in excess of $1,500,000.00 in any one fiscal year of the Borrower. For the purposes of this Restated Agreement any capital lease obligation shall be deemed and considered a Capital Expenditure. Acquisitions by Borrower not to exceed $7,500,000.00 per transaction may be made by Borrower without lender's prior consent.

         Section 5.4 - Financial Requirements. Borrower shall not:

         (a) Minimum Net Worth. Permit its Net Worth to be less than $3,600,000.00 plus 35% of cumulative earnings before tax distributions after December 31, 1997, calculated at the end of each Fiscal Quarter. Shareholder distributions in excess of tax distributions will be permissible as long as Borrower is still in compliance with this Minimum Net Worth requirement. Provided, however, in the event Borrower elects to initiate a public equity offering, Borrower may pay a dividend to its shareholders that causes Borrower's Minimum Net Worth to be not less than $3,400,000.00 only if such public equity offering closes within 30 days after the dividend is distributed.

         (b) Fixed Charged Coverage Ratio. Permit Earnings before tax distributions, interest expense and lease expense (EBITR) divided by interest expense and rent expense not to be less than 2.00 to 1.00, calculated at the end of the expiration of each Fiscal Quarter on a rolling four Fiscal Quarter basis.

         (c) Adjusted Fund Debt to Cash Flow . Adjusted Funded Debt divided by Cash Flow calculated on a rolling four Quarter basis, may not exceed 3.25 to
1.00 for two years from the date
hereof and shall not exceed 3.00 to 1.00 thereafter, as tested at the end of each Fiscal Quarter end. Proforma Cash Flow shall be calculated on a proforma basis to include as the first day of such period, the historical EBITDAR of all acquired companies as if the had been owned for the entire period.

         (d) Additional Indebtedness. With the exception of Seller debt financing, Borrower shall not incur any additional indebtedness without lender's prior consent.

         Section 5.5 - Liens and Other Encumbrances. Borrower shall not grant or permit to exist any Lien on or in, or otherwise encumber, any of its properties or assets, except for (a) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being actively contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained, (b) statutory Liens of landlords and Liens of mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained,
(c) purchase money security interests, (d) easements, licenses, rights-of-way, restrictions, covenants and other similar charges or encumbrances not interfering with the ordinary conduct of the business of Borrower or any of its properties, and (e) those Liens and encumbrances existing as of the date hereof and identified and disclosed to Lender in Exhibit "L" attached hereto and incorporated herein.

         Section 5.6 - Compliance with ERISA. Neither Borrower nor any ERISA Affiliate will take, or fail to take, any action with respect to a Plan including, but not limited to, (I) establishing any Plan, (ii) amending any Plan, (iii) terminating or withdrawing from any Plan, or (iv) incurring an amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA, where such action or failure could have a material adverse effect on Borrower, result in a Lien on the property of Borrower, or require Borrower to provide any security.

         Section 5.7 - Restricted Payments. Borrower shall not (i) pay any dividend or other distribution on any shares of its capital stock (other than dividends payable solely in shares of its capital stock), (ii) make any payment on the Subordinated Debt other than as allowed under the Subordination Agreements, (iii) make any acquisition of any of Borrower's capital stock (except any acquisition of shares upon conversion thereof into or exchange thereof for other shares of capital stock of Borrower), (iv) make any advance, loan, financial accommodation or other extension of credit to any Person except as permitted in Section 5.2 above; or (v) make any payment or distribution to any principal shareholder of Borrower other than salaries and bonuses paid to employees who are also shareholders or any member of his or her immediate family (other than as allowed under the Subordination Agreement); provided, however, that at any time while Borrower shall remain an "S corporation" under Subchapter S of the Code Borrower may make payments to its shareholders constituting Permissible Tax Distributions.

         Section 5.8 - Sale and Lease-Back. Borrower shall not enter into any arrangement with any lender or investor or under which such lender or investor is a party, providing for the leasing by Borrower of real or personal property used by Borrower in the operations of Borrower, which has been or is sold or transferred by Borrower to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such rental obligations of Borrower.

         Section 5.9 - Amendments to Subordinated Debt. Borrower shall not amend, modify or change or consent to any amendment, modification, change or waiver of any terms of the Subordinated Debt unless Lender shall have consented thereto in writing.


                                   ARTICLE VI.

                         EVENTS OF DEFAULT AND REMEDIES

         Section 6.1 - Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

         (a) Borrower fails to pay when due any payment of principal or interest due on the 1998 RLC Note, the 1998 LC Note or any Obligation or any other sum due hereunder; provided, however, that Borrower shall have a ten (10) day cure or grace period with respect to any such payment; or

         (b) Borrower fails to pay when due and fails to cure within any applicable cure or grace period any payment of principal or interest due on any other obligation for money borrowed, or defaults on any obligation under conditional sale or other title retention agreement or on any obligation secured by purchase money security interest or mortgage, or defaults in the performance of any other covenant, term or condition contained in any agreement under which any such obligation is created, if the effect of such failure to pay or default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its date of maturity; provided, however, that Borrower shall not be deemed to be in default hereunder if Borrower, in good faith and at its own expense, contests the alleged failure to pay or default by appropriate legal proceedings; or

         (c) Any representation or warranty contained herein or deemed to have been made hereunder or made by or furnished on behalf of Borrower in connection herewith shall be false or misleading in any material respect as of the date made or deemed to have been made; or

         (d) Borrower fails to perform or observe any covenant or agreement contained in Article V of this Restated Agreement or any covenant or agreement contained in any other Loan

Document, or an event of default, as defined in the respective Loan Document, should occur under any such Loan Document and not be cured within any applicable grace or cure period provided therein; or

         (e) Borrower fails to perform or observe any covenant or agreement contained in Article IV of this Restated Agreement or any other covenant, term or condition contained in this Restated Agreement within thirty (30) days after written notice of such failure; or

         (f) Borrower fails to perform or observe any covenant, term or condition contained in any other agreement and such default shall continue for thirty (30) days after Borrower knows or has reason to know of any such failure; provided, however, that Borrower shall not be deemed to be in default hereunder if Borrower, in good faith and at its own expense, contests the alleged failure by appropriate legal proceedings: or

         (g) Borrower fails to pay its debts generally as they become due; or

         (h) Borrower shall make or take any action to make an assignment for the benefit of creditors, petition or take any action to petition any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence or take any action to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or debtor relief law or statute of any jurisdiction, whether now or hereafter in effect including, without limitation, the Bankruptcy Code; or, if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered; or Borrower by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer to exist any such custodianship, receivership or trusteeship; or

         (i) Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or

         (j) Any order, judgement or decree is entered in any proceeding against Borrower decreeing a split-up or dissolution of Borrower, which order, judgement or decree requires the divestiture of all or a substantial part of the assets of Borrower, and such order remains unstayed and in effect for more than thirty
(30) days; or

         (k) A judgement or order for the payment of money in an amount in excess of $50,000 or otherwise materially adverse to the business, financial condition, results of operations or prospects of Borrower, is rendered against Borrower, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgement or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgement or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (l) Lender, at any time and in good faith shall deem itself insecure (and for the purposes of this Restated Agreement, Lender shall be entitled to deem itself insecure when some event occurs, fails to occur or is threatened or some objective condition exists or is threatened which significantly impairs the prospects that any of the Funded Debt will be paid when due, which significantly impairs the value of the Collateral to Lender or which significantly affects the financial or business condition of Borrower); or

         (m) The failure of the current ownership and Board of Directors to maintain controlling interest in the voting shares of Borrower.

         Section 6.2 - Remedies on Default.

         (a) Upon the occurrence and during the continuation of any Event of Default (other than an Event of Default specified in Section 6.1 (h)), Lender may (i) terminate all obligations of Lender to Borrower including, without limitation, all obligations to lend money under the 1998 RLC Note and the 1998 LC Note, and (ii) declare all Obligations, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees if collected by or through an attorney or in bankruptcy or in other judicial proceedings) immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived.

         (b) Upon the occurrence of an Event of Default specified in Section 6.1(h), (I) all Obligations of Lender to Borrower including, without limitation, all obligations to lend money under the 1998 Revolving Line of Credit and the 1998 Line of Credit shall terminate automatically, and (ii) the 1998 RLC Note, 1998 LC Note, and any other note or Obligation of Borrower held by Lender including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees if collected by or through an attorney or in bankruptcy or in other judicial proceedings) shall be immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived.

         (c) Upon the occurrence of an Event of Default and/or the acceleration of the 1998 RLC Note, the 1998 LC Note, or any other note or Obligation of Borrower held by Lender pursuant to subsections (a) or (b) of this Section 6.2, Lender may pursue any remedy available to it under this Agreement, under the 1998 RLC Note, the 1998 LC Note, or under any other note or Obligation of Borrower held by Lender or under any other Loan Document, or available at law or in equity, all of which shall be cumulative.

         (d) All payments with respect to this Restated Agreement received by Lender after the occurrence of an Event of Default and acceleration of the 1998 RLC Note, the 1998 LC Note or any other note or Obligation of Borrower held by Lender, shall be applied first, to the costs and expenses incurred by Lender as a result of the Event of Default, second, to the payment of accrued and unpaid fees, third, to the payment of accrued and unpaid interest on any such notes, to and including the date of such application, fourth, to the payment of the unpaid principal on such notes, and fifth, to the payment of all other amounts then owing to Lender under the Loan Documents. No application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or this Restated Agreement or prevent the exercise, or continued exercise, of rights or remedies of Lender hereunder or under applicable law.


                                  ARTICLE VII.

                                   DEFINITIONS

         For the purposes of this Agreement, the terms:

         (a) "Adjusted Funded Debt" shall mean Total Senior Funded Debt plus an adjustment regarding operating lease expense, which shall be calculated as total lease expense over the previous 12 months times an adjustment factor of seven
(7).

         (b) "Advance" shall mean any advance of funds by Lender to Borrower under the 1998 Revolving Line of Credit or the 1998 Line of Credit.

         (c) "Affiliate" shall mean a Person that, at any time such a determination is made, (i) directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Borrower, (ii) beneficially owns or holds five percent or more of any class of stock of Borrower, or (iii) five percent or more of any class of voting common stock (or in the case of a Person that is not a corporation, five percent or more of the equity interest) of such Person is beneficially owned or held by Borrower. The term "control" shall mean the possession of the power to direct or cause, directly or indirectly, the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         (d) "Business Day" shall mean a day of the year on which commercial banks are not required or authorized to close in Columbus, Georgia.

         (e) "Capital Expenditures" shall mean on any date the Borrower's Gross Property, Plant and Equipment on such date, plus net proceeds from sales of Borrower's Gross Property, Plant and

Equipment during Borrower's then current fiscal year, minus Borrower's Gross Property, Plant and Equipment as at the close of Borrower's prior fiscal year.

         (f) "Current Assets", "Current Liabilities", "Earnings Before Interest and Taxes", "Non-Cash Expenses", "Non-Cash Revenues", "Gross Property, Plant and Equipment", "Operating Lease Expenses", "Interest Expenses", "Depreciation", "Receivables", "Shareholder Equity", and "Net Income After Taxes" shall have the meanings normally given them by, and shall be calculated, both as to amounts and classifications of items, in accordance with, generally accepted accounting principles, which principles shall be applied on a basis consistent with that applied to the income and expense statements, the balance sheets, and the statements of income and retained earnings furnished to Lender pursuant to
Section 4.1.

         (g) "Cash Flow" for any given period shall mean Earnings before tax distributions, interest expense, rent expense, depreciation and amortization. In the event Borrower acquires one or more additional child care facilities and the selling entity of such facilities provides the Lender with audited financial information in such form and content as may be acceptable to the Lender, then in such event such portion of the cash flow as allotted by the Lender, in its sole discretion, to such facilities being purchased by the Borrower may, in the Lender's sole discretion, be added to Borrower's Cash Flow for the current 12 month period.

         (h) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

         (i) "Current Portion of Funded Debt" shall mean amounts with respect to Funded Debt which are payable within one year from the date as of which any determination is made and are classified as Current Liabilities under generally accepted accounting principles.

         (j) "Default" shall mean an event that, with notice or lapse of time or both, would constitute an Event of Default.

         (k) "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

         (l) "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with Borrower is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code.

         (m) "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind or description and shall include, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial development revenue bonds or pollution control revenue bonds, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

         (n) "Loan Documents" shall mean and include, as the context requires, this Restated Agreement, the 1998 RLC Note, the 1998 LC Note, the Deeds to Secure Debt, the Security Agreement, the Subordination Agreements, and any and all other instruments, agreements, documents and writings contemplated hereby or executed in connection herewith.

         (o) "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

         (p) "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

         (q) "Permissible Tax Distribution" shall mean with respect to Borrower cash dividends to its shareholders with respect to each taxable year in an amount not to exceed the product of (i) Borrower's taxable income for the taxable year computed for federal income tax purposes under Section 1363(b) of the Code combining all separately stated items, multiplied by (ii) the sum of
(A) the maximum marginal individual income tax rate in effect for taxable income in such taxable year under the Code (under the Code as enacted on the date hereof, 31% for taxable years beginning after 1990), plus (B) the product of (x) the maximum marginal individual income tax rate in effect for taxable income in such taxable year of any shareholder under applicable Georgia state income tax laws, multiplied by (y) the difference of (xx) one (1.00), minus (yy) the amount of clause (A) above; (e.g., (B) would equal 4.14% for taxable years beginning after 1990 based upon the Code and the Georgia state income tax laws as enacted on the date hereof).

         (r) "Person" shall mean and shall include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated association, a government or any department or agency thereof and any other entity whatsoever.

         (s) "Plan" shall mean any employee benefit plan, program, arrangement, practice or contract, maintained on behalf of Borrower or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written, including but not limited to the following types of plans:

             (i) Executive Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plan, rabbi trust, program, contract, arrangement or practice;

             (ii) ERISA Plans - any "employee benefit plan" (as defined in
Section 3(3) of ERISA ), including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical

(including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

             (iii) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

         (t) "Real Property" shall mean the real property owned by Borrower referenced in Section 2.1 (f) and described on Exhibit "G" attached hereto.

         (u) "Shareholder Investment" shall mean the sum of Shareholder Equity plus Subordinated Debt.

         (v) "Subordinated Debt" for any given fiscal year shall mean the outstanding principal amount, as of the close of such fiscal year, of Funded Debt of Borrower which is subordinate to the prior payment in full of all amounts owing by Borrower under the Loan Documents upon terms and conditions approved by Lender in writing.

         (w) "Subsidiary" shall mean any corporation, regardless of its jurisdiction of incorporation, a majority of the total combined voting power of all classes of stock entitled to vote of which shall be owned, at the time as of which any determination is made, by Borrower either directly or indirectly.

         (x) "Total Senior Funded Debt" shall mean total outstanding debt owed to the Bank by the Borrower plus all unsubordinated seller debt owed by the Borrower, all other indebtedness for borrowed money, capitalized leases, and any indebtedness secured by a lien on property owned by the Borrower.

         (y) "Net Worth" shall mean Shareholder Equity as defined by GAAP.

         (z) "Obligations" shall mean all loans contemplated hereunder, including, without limitation, the 1998 Revolving Line of Credit and 1998 Line of Credit (including, in each case, all interest thereon), all commitment fees, all obligations for reimbursement of expenses and indemnification, obligations arising under this Agreement or any other loan document, and all other indebtedness, liabilities, obligations, covenants and duties of Borrower of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, in contract or in tort, liquidated or unliquidated, arising under any loan document, now existing or hereafter arising, and all renewals, extensions and modifications of any of the foregoing.

         (aa) "Fiscal Quarter" shall mean Borrower's four quarterly financial reporting periods the first three of which are each twelve weeks long and the fourth or final period is sixteen weeks long and every third year said fourth period is seventeen weeks long with the fourth period ending on or shortly before or after December 31 of each calendar year.


                                   ARTICLE IX.

                                  MISCELLANEOUS

         Section 9.1 - Non Waiver. No delay or failure on the part of Lender or on the part of any holder of the Term Notes or the Revolving Credit Note in the exercise of any right, power or privilege granted under this Agreement, under any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against Lender unless made in writing and signed by Lender, and then only to the extent expressly specified therein.

         Section 9.2 - Notices. Except as otherwise particularly provided herein, all notices and communications provided for hereunder shall be in writing, and shall be effective when received if personally delivered or sent via telecopier or on the second business day after the day on which mailed if sent by first-class, certified mail, postage prepaid, to the following addresses:

         (1) If to Lender,                   SunTrust Bank, West Georgia, N.A.
                                             P.O. Box 431
                                             Columbus, GA 31902
                                             Telecopier number 706-649-3757

                                             Attn: Mark W. Hudson

         (2) If to Borrower,                 Childcare Network, Inc.
                                             P.O. Box 1155
                                             Columbus, GA 31902
                                             Telecopier number 706-571-2650

                                             Attn: Lanier Merritt

Borrower and Lender may change their respective addresses for notice purposes by notice to all other parties in the manner provided herein.

         Section 9.3 - Governing Law. This Restated Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of Georgia (without regard to the conflict of laws provisions thereof) unless the individual document specifically provides otherwise.

         Section 9.4 - Survival of Representations and Warranties. All representations and warranties contained herein or made by or furnished on behalf of Borrower in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents.

         Section 9.5 - Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         Section 9.6 - Severability. If any part of any provision contained in this Restated Agreement or in any other Loan Document shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions.

         Section 9.7 - Time is of the Essence. Time is of the essence in interpreting and performing this Restated Agreement and all other Loan Documents.

         Section 9.8 - Counterparts. This Restated Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

         Section 9.9 - Payment of Costs. Borrower shall pay all reasonable costs, expenses, taxes and fees incurred by Lender in connection with the preparation, execution and delivery of this Restated Agreement and all other Loan Documents including, without limitation, all recording costs and fees, the costs and professional fees of counsel for Lender, and any and all stamp, intangible or other taxes that may be payable or determined in the future to be payable in connection therewith.

         Section 9.10 - Successors and Assigns. This Restated Agreement shall bind and inure to the benefit of Borrower, Lender, and their respective successors and assigns; provided, however, Borrower shall have no right to assign its rights or obligations hereunder to any Person. Notwithstanding anything in this Restated Agreement to the contrary, Lender shall have the right, but shall not be obligated, to sell participations and subparticipations in the loans made pursuant hereto to other banks, financial institutions and investors.

         Section 9.11 - Amendments; No Implied Waiver. This Restated Agreement may be amended or modified, and Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Borrower shall obtain the prior written consent of Lender to such amendment, modification, action or omission to act, and no course or dealing between Borrower and Lender shall operate as a waiver of any right, power or privilege granted under this Restated Agreement, under any other Loan Document, or available at law or in equity.

         Section 9.12 - Rights Cumulative. All rights, powers and privileges granted hereunder shall be cumulative to and shall not be exclusive of any other rights, powers and privileges granted by any other Loan Document or available at law or in equity.

         Section 9.13 - Set-Off. Upon the occurrence and during the continuation of an Event of Default, Borrower authorizes the Lender without notice or demand, to apply any indebtedness due or to become due to Borrower from Lender in satisfaction of any of the indebtedness, liabilities or obligations of Borrower under this Restated Agreement, under any other Loan Document or under any other note, instrument, agreement, document or writing of Borrower held by or executed in favor of Lender, including, without limitation, the right to set-off against any deposits or other cash collateral of Borrower held by Lender.

         Section 9.14 - Construction. Should any provision of this Restated Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that Borrower, Lender and their respective agents have participated in the preparation hereof.

         Section 9.15 - Holidays. In any case where the date for any action required to be performed under this Restated Agreement or under any other Loan Document shall be, in the city where the performance is to be made, a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close, then such performance may be made on the next succeeding business day not a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close.

         Section 9.16 - Entire Agreement. This Restated Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto including, without limitation, the commitments from Lender to Borrower, are expressly superseded hereby. The execution of this Restated Agreement and the other Loan Documents by Borrower was not based upon any facts or materials provided by Lender, nor was Borrower induced to execute this Restated Agreement or any other Loan Document by any representation, statement or analysis made by Lender.

         Section 9.17 - Indemnification. Borrower shall pay all costs of lender in connection with this Restated Agreement including, without limitation, all reasonable fees and expenses of Lender's counsel. Borrower shall indemnify Lender and its affiliates, directors, officers, employees and agents against all costs, losses, liabilities, damages and expenses incurred in connection with this Restated Agreement and the Obligations unless caused by the gross negligence or willful misconduct of any indemnified party.

         WITNESS the hand and seal of the parties hereto through their duly authorized officers, as of the date first above written.



                                    CHILDCARE NETWORK, INC..



                                    BY: /s/ Lanier Merritt
                                       ------------------------------
                                    Lanier Merritt, Senior Vice President


                                    ATTEST: /s/ Joseph G. Slaughter
                                           --------------------------
                                    Joseph G. Slaughter, III, Secretary



                                    [CORPORATE SEAL]

                       [EXECUTION CONTINUED ON NEXT PAGE]



                                    SUNTRUST BANK, WEST GEORGIA, N.A.



                                    BY: /s/ E. Jerry Coleman
                                       ------------------------------

                                    TITLE: Senior Vice President
                                          ----------------------


                                    ATTEST:
                                           --------------------------

                                    TITLE:
                                          ----------------------



                                    [BANK SEAL]

                       1998 REVOLVING LINE OF CREDIT NOTE
                                    ("NOTE")

$13,000,000.00                                                     June 19, 1998
                                                               Columbus, Georgia


         FOR VALUE RECEIVED, the undersigned, CHILDCARE NETWORK, INC., a Georgia corporation (the "Borrower"), hereby promises to pay to the order of SUNTRUST BANK, WEST GEORGIA, N.A., a national banking association (the "Bank"), on June 19, 2003 (the "Maturity Date"), or sooner should this Note be declared immediately due and payable as hereafter provided the principal sum of THIRTEEN MILLION AND N0/100 DOLLARS ($13,000,000.00) or so much thereof as shall have been advanced hereunder and remains outstanding plus all accrued and unpaid interest thereon, upon the terms and conditions hereinafter set forth and contained.

         The Borrower agrees to pay interest on the principal amount advanced (an "Advance") hereunder from the date of the Advance until paid at the rate of interest outlined below. All payments of principal and interest hereunder shall be made in United States dollars and in immediately available funds.

         Interest on the Note and all Advances made hereunder shall be payable on the first day of each month, in arrears, commencing August 1, 1998, and thereafter on the first day of each month up to and through the Maturity Date.

         This Note evidences indebtedness incurred under a revolving line of credit established by the Bank in favor of Borrower in the principal amount of Thirteen Million Dollars ($13,000,000.00) (the "Revolving Line of Credit"). The Borrower may borrow, repay and reborrow under the Revolving Line of Credit, provided, however, that the Borrower may neither borrow nor reborrow should there exist an Event of Default (as hereinafter defined). The Note shall bear interest as hereinafter provided and shall mature on the Maturity Date, unless renewed pursuant to the terms outlined below, or sooner should the principal and accrued interest thereon by declared immediately due and payable.

         Interest shall accrue on the unpaid principal amount of each Advance under the Revolving Line of Credit from time to time from the date of such Advance until paid, at the Prime Rate unless the Borrower shall have selected one of the following rates by Borrower giving the Bank telephonic notice (promptly confirmed in writing) by 10:00 a.m. one Business Day prior to the beginning of each Interest Period in accordance with the provisions set forth below with such notice to specify whether the current interest rate is to be continued as is or converted to one of the other rates, subject, however, to the provision in the Restated Agreement that the 1998 Line of Credit Note and this Note shall each accrue interest at the same interest rate, and, if so, which rate and, if applicable, the Interest Period selected by the Borrower:

         (i)      the Prime Rate; or

         (ii)     LIBOR, plus the Applicable Margin; or

         (iii)    the Secondary C/D Rate, plus the Applicable Margin;

provided that, the Borrower may not select a rate based on LIBOR or the Secondary C/D Rate if the Interest Period with respect thereto would extend beyond the Maturity Date. If the Bank does not receive timely notice of any succeeding interest rate and/or Interest Period selected by the Borrower as provided for herein or if the Borrower selects an interest rate for an Interest Period which is not available under this Note, the outstanding balance for which the Borrower failed to select an interest rate and/or Interest Period or selected an interest rate for an Interest Period which is not available under this Note, the interest rate or index shall be converted to the existing interest index previously chosen by the Borrower and the Bank shall promptly notify the Borrower by telephone, which notice shall be promptly confirmed in writing (including telex), at Bank's option, to the Borrower, of such conversion.

         For purposes of this Note, the following terms shall have the following meanings unless otherwise noted herein:

         "Adjusted Funded Debt" shall mean Total Senior Funded Debt plus an adjustment regarding operating lease expense, which shall be calculated as total lease expense over the previous 12 months times an adjustment factor of seven
(7).

         "Applicable Margin" shall be determined with reference to Borrower's Adjusted Funded Debt to Cash Flow Ratio determined for the most recently ended quarter of Borrower from the quarterly financial statements delivered to Bank pursuant to Section 4.1(a) of the Fourth Amended and Fully Restated Loan and Revolving Line of Credit Agreement of even date herewith between Bank and Borrower ("Agreement"), per the matrix as follows:

         ADJUSTED FUNDED DEBT TO CASH FLOW              APPLICABLE MARGIN
         <3.25 x & > 3.00 x                                     2.375%
         <3.00 x & > 2.50 x                                     2.125%
         <2.50 x & > 2.00 x                                     2.00%
         <2.00 x                                                1.75%

Based on the foregoing, the Applicable Margin as of this date is two percent (2%). Thereafter, each adjustment in the Applicable Margin shall take effect at the end of the Fiscal Quarter following the Fiscal Quarter for which the financial statements have been furnished the Bank by the Borrower with such adjustment to be effective immediately as to all outstanding amounts hereunder beginning with Borrower's fourth Fiscal Quarter (Fiscal Quarter as is defined in the Agreement). Notwithstanding the foregoing, so long as an Event of Default shall have occurred and be continuing, the Applicable Margin shall be the highest among the rates specified above.

         "Assessment Rate" shall mean, for any Interest Period, the net annual assessment rate (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1%) estimated by the Bank as of the first day of such Interest Period to be the then current annual assessment payable by the Bank to the Federal Deposit Insurance Corporation or any successor (the "FDIC") for insuring time deposits made in U.S. dollars at offices of the Bank in the United States.

         "Base Rate" shall mean, with respect to any Interest Period, the consensus bid-side rate of interest of the secondary certificate of deposit market as shown on page 5 of the Telerate Service or a comparable service selected by the Bank at 10:00 a.m. (Columbus, Georgia time) or as soon thereafter as practicable, on the first day of the Interest Period, for the purchase at face value of certificates of deposit in an amount substantially equal to the outstanding principal balance of the Note and with a maturity approximately equal to such Interest Period.

         "Business Day" shall mean a day of the year on which commercial banks are not required or authorized to close in Columbus, Georgia and, if the applicable Business Day relates to Eurodollar borrowings, on which dealings are carried on in the London interbank market.

         "Cash Flow" for any given period shall mean Earnings before tax distributions, interest expense, rent expense, depreciation and amortization. In the event Borrower acquires one or more additional childcare facilities and the selling entity of such facilities provides the Bank with audited financial information in such form and content as may be acceptable to the Bank, then in such event such portion of the cash flow as allotted by the Bank, in its sole discretion, to such facilities being purchased by Borrower may, in the Bank's sole discretion, be added to Borrower's Cash Flow for the current 12 month period.

         "C/D Reserve Percentage" shall mean, for any day, the stated maximum rate (expressed as a decimal) of all reserve requirements as specified in Regulation D of the Board of Governors of the Federal Reserve System, or by any successor thereto (including, without limitation, any basic, marginal, emergency, supplemental, special, transitional or other reserves) applicable during such Interest Period to new non-personal time deposits in the United States of any member of the Federal Reserve System in an amount equal to or greater than $100,000 with a maturity comparable to the relevant Interest Period.

         "Interest Period" shall mean, with respect to any LIBOR Borrowing or Secondary C/D Rate Borrowing, a period of one (1), two (2) or three (3) months, as the Borrower may elect as provided in this Agreement; provided, that (i) the first day of an Interest Period must be a Business Day, (ii) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, and (iii) the Borrower may not elect an Interest Period which would extend beyond the Maturity Date.

         "LIBOR" shall mean, with respect to any Interest Period for any Eurodollar borrowing, the rate per annum equal to the quotient of (i) the consensus of the LIBOR settings as of 11:00 a.m. (London time) on the second Business Day preceding the first day of such Interest Period as shown on page 3750 of Telerate Service or as published by a comparable service selected by the Bank for deposits in immediately available funds in U.S. Dollars on the first day of such Interest Period in an amount substantially equal to the principal amount of such Eurodollar borrowing and for a period approximately equal to such Interest Period, divided by (ii) a number equal to 1.00 minus the Reserve Percentage, the rate so determined to be rounded upward to the nearest whole multiple of 1/100 of 1%.

         "LIBOR Borrowing" shall mean any period of time during which this Note is bearing interest based upon LIBOR.

         "Loan Documents" shall mean and include, as the context requires, the Restated Agreement, the 1998 Line of Credit Note, this Note, the Deeds to Secure Debt and Security Agreements, the Security Agreements, the Mortgages, the Subordination Agreements, and any and all other instruments, agreements, documents and writings contemplated hereby or executed in connection herewith or which have been executed heretofore.

         "Maturity Date" shall mean June 19, 2003.

         "Obligations" shall mean all loans hereunder, including without limitation, the 1998 Line of Credit Note, this Note (including, in each case, all interest thereon), all commitment fees, all obligations for reimbursement of expenses and indemnification obligations arising under this Agreement or any other Loan Document, and all other indebtedness, liabilities, obligations, covenants and duties of Borrower of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, in contract or in tort, liquidated or unliquidated, arising under this Note or any other Loan Document, now existing or hereafter arising, and all renewals, extensions and modifications of any of the foregoing.

         "Prime Rate" shall mean the per annum rate of interest designated from time to time by the Bank to be its prime rate, which is not necessarily the Bank's best rate of interest charged to any of its customers, with any change in the rate of interest resulting from a change in the Prime Rate to be effective as of the opening of business of the Bank on the day of such change.

         "Prime Rate Borrowing" shall mean any period of time during which this
Note is bearing interest based upon the Prime Rate.

         "Reserve Percentage" shall mean, for any day, the stated maximum rate (expressed as a decimal) of all reserves required to be maintained with respect to liabilities or assets consisting of or including "Eurocurrency liabilities," as prescribed by Regulation D of the Board of Governors of the Federal Reserve System (or by any other governmental body having jurisdiction with respect thereto), including, without limitation, any basic, marginal, emergency, supplemental, special, transitional or other reserves, the rate so determined to be rounded upward to the nearest whole multiple of 1/100 of 1%.

         "Secondary C/D Rate" shall mean a rate per annum equal to the following:

                    Base Rate                     + Assessment Rate,
         -----------------------------
         1.00 - C/D Reserve Percentage

         to be calculated on the basis of a 365-day year, if quoted to the Bank on that basis, and otherwise on the basis of a 360-day year.

         "Secondary C/D Rate Borrowing" shall mean any period of time during which this Note is bearing interest based upon the Secondary C/D Rate.

         "Total Senior Funded Debt" shall mean total outstanding debt owed to the Bank by the Borrower plus all unsubordinated seller debt owed by the Borrower, all other indebtedness for borrowed money, capitalized leases, and any indebtedness secured by a lien on property owned by Borrower.

         Unless otherwise noted in this Note, all financial terms contained herein shall have the meanings as defined in the Agreement and if not defined herein or in the Agreement, such terms shall have the meaning accorded such terms under generally accepted accounting principles.

         Notwithstanding any other provisions of this Note to the contrary, if any change in any applicable law, regulation or directive, or in the interpretation or application thereof shall make it unlawful or impractical for the Bank to make or maintain any LIBOR Borrowings or Secondary C/D Rate Borrowings or to maintain Eurodollar deposits in the London interbank market, the obligation of the Bank hereunder to advance or maintain LIBOR Borrowings or Secondary C/D Rate Borrowings, as the case may be, shall forthwith be canceled and the Borrower shall, if any LIBOR Borrowings or Secondary C/D Rate Borrowings are then outstanding, promptly upon request from the Bank, either, at the option of the Borrower, pay all such LIBOR Borrowings or Secondary C/D Rate Borrowings or convert such LIBOR Borrowings or Secondary C/D Rate Borrowings to Prime Rate borrowings or Secondary C/D Borrowing. If any such payment or conversion of LIBOR Borrowings or Secondary C/D Rate Borrowings is made on a day that is not the last day of the then current Interest Period applicable to such LIBOR Borrowings or Secondary C/D Rate Borrowings, the Borrower shall promptly pay, upon demand of the Bank, such amount or amounts as may be necessary to compensate the Bank for any loss or expense sustained or incurred by the Bank as a result of such payment or conversion. The Bank shall certify the amount of such loss or expense to the Borrower, and such certification shall be conclusive absent manifest error.

         Interest shall accrue from the date hereof up to and through the date on which all principal and interest hereunder is paid in full and shall be computed on the basis of actual days elapsed in a 360-day year. All payments of principal and interest hereunder shall be made in U.S. dollars and in immediately available funds at the principal office of the Bank in Columbus, Georgia, or at such other location as the holder(s) hereof shall designate in writing.

         The Borrower shall give the Bank written or telephonic notice of any requested Advance under this Note (a "Notice of Borrowing") specifying (i) the amount of the Advance and (ii) the date the proposed Advance is to be made. Each Notice of Borrowing shall be given to the Bank not later than 11:00 a.m. (Columbus, Georgia time) on the day of such requested Advance. The Bank shall be entitled to rely on any telephonic Notice of Borrowing which it believes in good faith to have been given by a duly authorized officer or employee of the Borrower, whose names shall be provided to the Bank on the date hereof and from time to time hereafter, and any Advances made by the Bank based on such telephonic notice shall, when credited by the Bank to the Borrower's account number 1002516472 at the Bank, be Advances for all purposes hereunder.

         Accrued interest on this Note shall be payable monthly, in arrears, commencing on August 1, 1998, and continuing thereafter on the first Business Day of each succeeding month up to and through the Maturity Date.

         In addition to and not in limitation of the foregoing, the Borrower further agrees to pay all expenses of collection, including reasonable attorneys' fees actually incurred, if this Note shall be collected by law or through an attorney at law, or in bankruptcy, receivership or other court proceedings. The Borrower at its option may prepay the indebtedness represented by this Note in whole or in part at any time without penalty or premium but with accrued interest to the date of such prepayment on the principal amount prepaid.

         In the event that any change (other than any change by way of imposition or increase of reserve requirements included in the definition of "Reserve Percentage" hereinabove) in any applicable law, treaty or governmental regulation, or in the interpretation or application thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) from any central bank or other U.S. or foreign financial, monetary or other governmental authority, shall: (a) subject the Bank to any tax of any kind whatsoever with respect to this Note or any Borrowing or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Bank); (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by or committed to be extended by any office of the Bank, including, without limitation, pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or (c) impose on the Bank or on the London interbank market any other condition with respect to this Note, or any LIBOR Borrowing hereunder; and the result of any of the foregoing is to increase the cost to the Bank of making or committing to make, renewing or maintaining any LIBOR Borrowing or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any LIBOR Borrowing, THEN, IN ANY CASE, Borrower shall promptly pay from time to time, upon demand of the Bank, such additional amounts as will compensate the Bank for such additional cost or such reduction, as the case may be. The Bank shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

         Borrower hereby agrees to indemnify the Bank and hold the Bank harmless from any loss, cost or expense it may sustain or incur as a consequence of the failure by Borrower to complete any LIBOR Borrowing after notice thereof has been given to the Bank, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Bank to fund the LIBOR Borrowing, when as a result of such failure, the LIBOR Borrowing is not made on such date. The Bank shall certify the amount of its loss or expense to Borrower, and such certification shall be conclusive absent manifest error.

         If the Borrower shall fail to pay within ten (10) days of the due date thereof, whether by acceleration or otherwise, any principal owing under the Note, then interest shall accrue on such unpaid principal from the due date until and including the date on which such principal is paid in full at a rate of interest equal to the Prime Rate plus an additional two percent (2%) per annum.

         This Note shall immediately mature and become due and payable, without notice or demand, upon the occurrence of any one or more of the following events (an "Event of Default"):

         (1) the Borrower fails to pay when due any amount due hereunder or any other sum payable hereunder and such failure is not cured within ten (10) days; or

         (2) any representation or warranty contained herein or deemed to have been made hereunder or made by or furnished on behalf of the Borrower in connection herewith shall be false or misleading in any material respect as of the date made or deemed to have been made; or

         (3) the Borrower fails to perform or observe any covenant, term or condition contained herein not constituting an Event of Default under Subsection
(1) above for more than thirty (30) consecutive calendar days; or

         (4) the Borrower (i) defaults in any payment of principal or interest on any other obligation for money borrowed (or any obligation under a capital lease, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or (ii) fails to perform or observe any other agreement, term or condition contained in any agreement under which any obligation described in clause (i) is created (or if any other event shall occur and be continuing thereunder) and the effect of such failure or other event, after the expiration of any applicable grace or cure period, is to cause or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to any stated maturity; or

         (5) the Borrower fails to pay its debts generally as they become due or shall admit in writing its inability to pay its debts generally; or

         (6) the Borrower shall make or take any action to make an assignment for the benefit of creditors, petition or take any action to petition any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence or take any action to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or debtor relief law or statute of any jurisdiction, whether now or hereafter in effect including, without limitation, the Bankruptcy Code; or, if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered which remains unstayed and in effect for more than sixty (60) days; or the Borrower by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer to exist any such custodianship, receivership or trusteeship; or any corporate action is taken by the Borrower for the purpose of effecting any of the foregoing; or

         (7) the Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which is fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid while the Borrower is insolvent; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint; or

         (8) any order, judgment or decree is entered in any proceedings against the Borrower decreeing the dissolution of the Borrower and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

         (9) a judgment or order for the payment of money not covered by insurance in an amount in excess of $500,000 or otherwise materially adverse to the business, financial condition, results of operations or prospects of the Borrower is rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (10) an event of default shall have occurred in any of the Loan Documents, the Agreement, or the 1998 Line of Credit Note; or


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
         (11) an event of default shall have occurred under the Restated Agreement.

         No delay or failure on the part of the Bank or on the part of any holder of this Note in the exercise of any right, power or privilege granted under this Note, or otherwise available by agreement, at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against the Bank unless made in writing and signed by the Bank, and then only to the extent expressly specified therein.

         Upon the existence or occurrence of an Event of Default, the Borrower authorizes the Bank, without notice, to apply and set off any indebtedness due or to become due from the Bank to the Borrower in satisfaction of any liability of the Borrower to the Bank hereunder, regardless of the nature of such liability or the time it arises.

         TIME IS OF THE ESSENCE UNDER THIS NOTE. This Note has been delivered in Columbus, Georgia, and shall be governed by and construed under the laws of Georgia.

         PRESENTMENT, PROTEST AND NOTICE OF DISHONOR ARE HEREBY WAIVED BY THE BORROWER.


         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officers as of the date first above written.

                                    CHILDCARE NETWORK, INC.


                                    By:
                                       -----------------------------------------
                                          Name:  Lanier Merritt
                                          Title: Senior Vice President

                                    Attest:
                                           -------------------------------------
                                           Name:  Joseph G. Slaughter, III
                                           Title: Secretary

                                               [CORPORATE SEAL]




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